SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)

Filed by the Registrant {X}

Filed by a Party other than the Registrant {_}

Check the appropriate box:

{X}   Preliminary Proxy Statement
      {_} Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
{_} Definitive Proxy Statement
{_} Definitive Additional Materials
{_} Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        BIRMINGHAM STEEL CORPORATION
      ---------------------------------------------------------
          (Name of Registrant as specified in its charter)

                    ----------------------------
(Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

{X}   No fee required.

{_}   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)   Proposed maximum aggregate value of transactions:
      (5)   Total fee paid.

-----
{_}  Fee paid previously with preliminary materials.
{_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:





         PRELIMINARY PROXY MATERIAL - SUBJECT TO COMPLETION

                          BIRMINGHAM STEEL
                             CORPORATION


                                                     October _, 1999

Dear Fellow Stockholder:

            You are invited to attend the Annual Meeting of Stockholders of your Company, which will be held on Thursday, December 2, 1999 at 10:00 A.M., local time, at The Peabody Orlando Hotel, 9801 International Drive, Orlando, Florida.


            The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company.


            You may receive proxy solicitation materials from a dissident stockholder group, headed by The United Company, which is seeking to take control of your Company. Specifically, this dissident group has informed the Company that it intends to proceed with a disruptive and costly proxy contest in which it is soliciting proxies to vote your shares at the Annual Meeting, and alternatively, to execute a written consent on your behalf in an effort to have its own hand-picked slate of nominees elected to your Company's Board of Directors. Your Board, eight of whose nine members are independent directors, believes that the dissident group's proxy solicitation is not in the best interests of the Company and its other stockholders and strongly urges you to REJECT the dissident group's solicitation and NOT sign any of the dissident group's BLUE proxy cards.


            Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. We urge you to sign, date and return the enclosed WHITE proxy card at your earliest convenience. Returning the signed and dated WHITE proxy card will not prevent you from voting in person at the meeting should you later decide to do so.

            Thank you for your continued support.

                                    Sincerely,


                                    Robert A. Garvey
                                    Chairman of the Board and
                                    Chief Executive Officer



                                 IMPORTANT

            Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy card in the postage-paid envelope provided. If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. IF YOU HAVE RECEIVED A BLUE PROXY CARD FROM THE DISSIDENT STOCKHOLDER GROUP, YOUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888-750-5834.



             PRELIMINARY PROXY MATERIAL - SUBJECT TO COMPLETION

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held On December 2, 1999


            The Annual Meeting of Stockholders of Birmingham Steel Corporation (the "Company") will be held at The Peabody Orlando Hotel, 9801 International Drive, Orlando, Florida, on Thursday, December 2, 1999 at 10:00 A.M., local time, for the following purposes:


            (1) To elect nine directors, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified. The Board of Directors recommends a vote FOR the election of the director nominees proposed for reelection by the Company, as described in the Company's proxy statement.


            (2) To approve and ratify the selection of Ernst & Young LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending June 30, 2000.
                  The Board of Directors recommends a vote FOR this proposal.

            (3) To transact such other business as may, in accordance with the Company's Bylaws, be properly brought before the meeting or any adjournment or postponement thereof.

            Only stockholders of record at the close of business on October 19, 1999 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

            Please sign and date the enclosed WHITE proxy card and return it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

                              By Order of the Board of Directors,


                              Catherine W. Pecher
                              ---------------------------------------
                              Catherine W. Pecher
                              Vice President and Secretary
Birmingham, Alabama
October _, 1999




             PRELIMINARY PROXY MATERIAL - SUBJECT TO COMPLETION


                        BIRMINGHAM STEEL CORPORATION

                              PROXY STATEMENT


            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Birmingham Steel Corporation, a Delaware corporation (the "Company"), to be voted (1) at the 1999 Annual Meeting of Stockholders to be held at the time and place set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement thereof (the "Annual Meeting"), and (2) in opposition to the solicitation of proxies by The United Group (as defined below) to remove the Company's entire Board of Directors without cause through a consent process.

            On August 23, 1999, The United Company, United Management Company, LLC, United Opportunities Fund, LLC, The Summit Fund, LLC, UC Investment Trust, Nicholas D. Street, James W. McGlothlin, Lois A. Clarke, James A. Todd, Jr., Mark A. Todd, John D. Correnti and Paul H. Ekberg (the foregoing corporations, individuals and entities being collectively referred to herein as "The United Group") filed a preliminary proxy statement with the Securities and Exchange Commission (the "SEC"), stating that they intend to nominate, and solicit proxies in support of, their own slate of directors to stand for election to the Company's Board of Directors at the Annual Meeting. On September 17, 1999, a member of The United Group requested that the Company set a record date for a proposed consent solicitation. The Company's Board has set October 7, 1999 as the record date for The United Group's proposed consent solicitation.

            Notwithstanding the fact that the Company has scheduled the Annual Meeting for December 2, 1999, The United Group also proposes to take control of your Company's Board of Directors by soliciting proxies from stockholders of the Company to execute an action by written consent to remove the entire Board of Directors without cause in advance of the Annual Meeting and to elect The United Group's nominees (the "United Group Consent Proposals").

            THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE UNITED GROUP PROXY SOLICITATION AND URGES YOU NOT TO SIGN ANY BLUE CARD SENT TO YOU BY THE UNITED GROUP.

            The Board of Directors is soliciting votes FOR the election of each of the director nominees proposed for reelection by the Company and is soliciting revocations of any and all proxies granted to The United Group to remove the entire Board of Directors without cause through a consent process. Please refer to the section captioned "UNITED GROUP SOLICITATION" for a further discussion of the Company's prior contacts with The United Group and the Company's response to certain public statements made by The United Group with respect to the Company.

                     VOTING AND REVOCABILITY OF PROXIES

1999 ANNUAL MEETING

            All proxies in the enclosed form that are properly executed and received by the Company prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions thereon, or, if no instructions are made, will be voted FOR approval of the election of each of the director nominees proposed for reelection by the Company, as described in this proxy statement, and FOR approval and ratification of the selection of Ernst & Young LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending June 30, 2000.

            Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A stockholder may revoke any proxy (whether such proxy was solicited by the Company or by The United Group) at any time prior to its use by submitting to the Company or to The United Group a written revocation or duly executed proxy bearing a later date. Accordingly, any later-dated proxy would have the effect of revoking any earlier-dated proxy, whether such proxy was delivered to the Company or The United Group. Only your latest-dated proxy will count at the Annual Meeting. Because only the latest-dated proxy will count at the Annual Meeting, a stockholder is not able to give an effective proxy at the same time to both the Company and The United Group. In addition, any stockholder who attends the meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).


            Delaware law and the Company's Bylaws require the presence of a quorum at the Annual Meeting. The representation in person or by proxy of a majority of the total outstanding shares of Common Stock entitled to vote will constitute a quorum at the 1999 Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares entitled to vote at the 1999 Annual Meeting on those matters as to which authority to vote is withheld by the broker (the "Broker Non- Votes").


            Directors of the Company are elected by a plurality vote. The nine nominees receiving the highest vote totals will be elected as directors of the Company. With respect to the election of directors, votes may be cast in favor of nominees or withheld. Broker Non-Votes will not affect the outcome of the election of directors. The affirmative vote of the holders of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon will be required to approve and ratify the appointment of Ernst & Young LLP as the independent auditors for the Company. Broker Non-Votes and abstentions are not counted as votes cast for the appointment of Ernst & Young LLP as the Company's independent auditors and, therefore, will not have any effect on the outcome of such vote.

THE CONSENT PROCEDURE

            Under Delaware law, the unrevoked consent of the holders of not less than a majority of the shares of Common Stock outstanding and entitled to vote on the Consent Record Date (as defined below) must be obtained, within the time limits specified in the Company's By-laws, to adopt the United Group Consent Proposals. Each share of Common Stock is entitled to one vote per share. Since consents are required from the holders of record of a majority of the shares of Common Stock outstanding on the Consent Record Date in order for the United Group Consent Proposals to be adopted, a Broker Non-Vote will have the same effect as a vote against such proposals.

            YOU HAVE THE RIGHT TO REVOKE ANY PROXY YOU MAY HAVE PREVIOUSLY GIVEN TO THE UNITED GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN, IN THE ENCLOSED POSTAGE- PAID ENVELOPE, THE WHITE PROXY CARD THAT ACCOMPANIES THIS PROXY STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE PROXY CARD, THE PROXY CARD WILL BE USED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION TO VOTE FOR THE DIRECTOR NOMINEES PROPOSED FOR REELECTION BY THE COMPANY AND TO REVOKE ANY PRIOR PROXIES GIVEN TO THE UNITED GROUP.

            The Company has retained Innisfree M&A Incorporated ("Innisfree") to assist in communicating with stockholders in connection with this proxy solicitation. If you have any questions about how to complete or submit your WHITE proxy card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.


            The mailing address of the principal executive offices of the Company is 1000 Urban Center Drive, Suite 300, Birmingham, Alabama 35242. This Proxy Statement and the accompanying Notice of Annual Meeting and WHITE proxy card are first being mailed to stockholders on or about ___________, 1999.

              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


            The record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting is October 19, 1999 (the "Annual Meeting Record Date"). The record date for determination of stockholders entitled to grant proxies to The United Group in connection with the United Group Consent Proposals is October 7, 1999 (the "Consent Record Date"). At the close of business on the Annual Meeting Record Date, _________ shares of common stock, par value $.01 per share, of the Company (the "Common Stock") were outstanding. At the close of business on the Consent Record Date, 29,891,429 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

            The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of the Annual Meeting Record Date, by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each executive officer included in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.




   NAME OF BENEFICIAL OWNER       NUMBER OF SHARES      PERCENT OF
OR NUMBER OF PERSONS IN GROUP    BENEFICIALLY OWNED        CLASS
------------------------------  --------------------  ---------------


The Prudential Insurance                2,928,991(1)       9.86%
Company of America
The United Group                        2,309,303(2)       7.80%
Robert A. Garvey                          264,782(3)         *
William R. Lucas, Jr.                     101,328(4)         *
Jack R. Wheeler                            85,725(5)         *
Kevin E. Walsh                             44,749(6)         *
Robert G. Wilson                           32,756(7)         *
C.  Stephen Clegg                       24,555(8)(9)         *
E.  Mandell de Windt                       18,202(9)         *
E.  Bradley Jones                          18,000(9)         *
William J. Cabaniss, Jr.                   14,032(9)         *
Robert D. Kennedy                             11,500         *
Brian F. Hill                             11,039(10)         *
Alfred C. DeCrane, Jr.                     5,020(11)         *
Richard de J. Osborne                      5,000(11)         *
John H. Roberts                                   0          *
Directors and executive officers as a    636,688(12)       2.00%
group (14 persons)
*  Less than 1%


                (footnotes appear on following page)



(1) This information was taken from a Schedule 13G/A filed by The Prudential Insurance Company of America on February 3, 1999 reflecting information as of December 31, 1998, and represents shares over which it may have direct or indirect voting and/or investment discretion and which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.


(2) This information was taken from a Schedule 13D filed by The United Group on August 16, 1999 and includes additional information provided in amendments thereto through the date of this Proxy Statement and in The United Group's preliminary proxy statement filed with the SEC. The amount shown includes the following with respect to each member of The United Group: (a) The United Company reported shared voting and dispositive power with respect to 1,819,400 shares; (b) United Management Company LLC reported shared voting and dispositive power with respect to 39,000 shares; (c) United Opportunities Fund, LLC reported shared voting and dispositive power with respect to 1,635,300 shares; (d) The Summit Fund, LLC reported shared voting and dispositive power with respect to 190,100 shares; (e) UC Investment Trust reported shared voting and dispositive power with respect to 90,800 shares; (f) Nicholas D. Street reported beneficial ownership of 1,969,200 shares; (g) James W. McGlothlin reported beneficial ownership of 1,980,200 shares; (h) Lois A. Clarke reported sole voting and dispositive power with respect to 3,600 shares; (i) James
      A. Todd, Jr. reported sole voting and dispositive power with respect to 119,054 shares and shared voting and dispositive power with respect to 74,549 shares owned by his wife; (j) Mark A. Todd reported sole voting and dispositive power with respect to 12,529 shares and shared voting and dispositive power with respect to 94,220 shares;
      (k) John D. Correnti reported beneficial ownership of 100,000 shares pursuant to an option granted to Mr. Correnti by The United Company; and (l) Paul H. Ekberg reported sole voting and dispositive power with respect to 2,151 shares and shared voting and dispositive power with respect to 9,000 shares owned by his wife.


(3) Includes 44,705 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan, 16,000 shares of Restricted Stock awarded under the 1990 Management Incentive Plan, 5,766 shares held in the Company's 401(k) Plan, and 125,001 shares subject to stock options exercisable within 60 days.

(4) Includes 4,675 shares of Restricted Stock awarded under the 1990 and 1997 Management Incentive Plans, 2,645 shares held in the Company's 401(k) Plan, and 3,198 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan. Also includes 500 shares owned by Mr. Lucas's spouse and 79,200 shares subject to stock options exercisable within 60 days.

(5) Includes 1,910 shares of restricted stock issued under the 1995 Stock Accumulation Plan, 2,805 shares of Restricted Stock awarded under the 1997 Management Incentive Plan, 85 shares held in the Company's 401(k) Plan, and 68,000 shares subject to stock options exercisable within 60 days.

(6) Includes 6,000 shares of Restricted Stock awarded under the 1997 Management Incentive Plan, 2,749 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan, and 34,000 shares subject to stock options exercisable within 60 days.

(7) Includes 935 shares of Restricted Stock awarded under the 1997 Management Incentive Plan, 335 shares under the 1995 Stock
      Accumulation Plan, 4,749 shares held in the Company's 401(k) Plan, and 8,000 shares subject to stock options exercisable within 60 days.


(8) Includes 9,555 shares held in the Frakes-Clegg Family 1984 Trust under the trusteeship of Robert W. Neiman. Mr. Clegg and the trustee may be deemed to share voting and investment powers with respect to these shares.

(9) Includes 4,500 shares subject to stock options granted under the 1996 Director Stock Option Plan.


(10) Includes 8,000 shares of Restricted Stock awarded under the 1990 Management Incentive Plan and 3,039 shares awarded under the 1995 Stock Accumulation Plan.


(11) Includes 1,500 shares subject to stock options granted under the 1996 Director Stock Option Plan.


(12) Includes an aggregate of (i) 314,201 shares subject to stock options held by certain officers of the Company, (ii) an aggregate of 13,245 shares held in the Company's 401(k) Plan, (iii) an aggregate of 38,415 shares of Restricted Stock awarded under the 1990 and 1997 Management Incentive Plans, (iv) an aggregate of 55,936 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan, and
      (v) an aggregate of 21,000 shares subject to options granted under the Company's 1996 Director Stock Option Plan.


            The Company is not aware of any arrangement, including any pledge of securities of the Company, which at a subsequent date could result in a change of control of the Company.


                       THE UNITED GROUP SOLICITATION

BACKGROUND

            On July 29, 1999, The United Group filed a Schedule 13D with the SEC in which The United Group stated its intention to nominate, and solicit proxies in support of, its own slate of directors to stand for election to the Board of Directors at the Company's 1999 Annual Meeting of Stockholders. The Schedule 13D indicated that The United Group owned, as of the date of filing, approximately 7.8% of the total outstanding shares of common stock of the Company.

            Shortly after the filing of the Schedule 13D, a representative of The United Group contacted a representative of the Company to explore the Company's willingness to meet. In view of the Company's interest in avoiding a disruptive and costly proxy contest, a representative of the Company, with the concurrence of the Board of Directors, contacted a representative of The United Group to arrange a meeting to discuss whether the parties could mutually agree upon an alternative to proceeding with a proxy contest. The Company's representative informed The United Group's representative that, while the Company would be willing to meet to discuss issues raised by The United Group, the Company would not accept The United Group's demand that such meeting be conditioned upon the Company accepting The United Group's request that: (i) the Board of Directors be expanded to provide The United Group with majority representation on the Board of Directors, despite the fact that it owned only 7.8% of the Company's stock, and (ii) John D. Correnti be named Chairman and Chief Executive Officer of the Company. Representatives of The United Group and the Company met on August 2, 1999. At the meeting, the parties discussed matters relating to the Company, its financial condition, results of operations and management.

            The initial meeting was among James McGlothlin of The United Group, Stephen Clegg, a director of the Company, and legal counsel for the Company and The United Group. Toward the end of the day, there was also a separate meeting among Mr. McGlothlin, Birmingham Steel Chairman and Chief Executive Officer Robert A. Garvey, and the Company's legal counsel, and a separate meeting among Mr. Clegg, Mr. Correnti and legal counsel for The United Group. Although no conclusions were reached at the meetings, the Company's representatives were optimistic that further discussions and a better understanding by The United Group of the Company and its strategic, operational and financial accomplishments, opportunities and challenges, as well as of the importance of enabling the Company's Board of Directors and management to continue to focus their attention on the implementation of the Company's business strategy and on enhancing the strength and success of its operations, would help avoid a proxy contest.

            Accordingly, on or about August 9, 1999, representatives of the Company contacted representatives of The United Group to inform them of the Company's willingness to engage in further discussions. The Company's representative also noted that, in view of the fact that the advance notice deadline for notifying the Company of proposed nominees was quickly approaching and the Company still desired to continue discussions in hopes of reaching a solution that would be acceptable to both parties, the Company would be willing to enter into a moratorium agreement with The United Group whereby neither party would file proxy solicitation materials prior to termination of the moratorium agreement and the Company would agree to amend the advance notice requirement in the Bylaws to permit The United Group to provide the Company with notice of its nominees within a certain period of time after termination of the moratorium agreement.

            Despite the Company's efforts to avoid a disruptive and costly proxy contest and to seek a negotiated solution, The United Group refused to postpone taking further action in connection with the proxy contest and pursue further discussions, unless the Company could provide assurance during the course of these discussions that the Company would agree to the same pre-conditions it had already declined to accept, namely to (i) provide The United Group with majority representation on the Board, despite the fact that it owned only 7.8% of the Company's stock, and (ii) name Mr. Correnti Chairman and Chief Executive Officer of the Company. On August 13, 1999, The United Group provided notice to the Company, pursuant to the Company's advance notice Bylaw, of The United Group's nine nominees for election to the Board of Directors. Subsequently, on August 23, 1999, The United Group filed a preliminary proxy statement (the "Group Proxy Statement") with the SEC.


            Separately, on September 17, 1999, the Company received a letter from James A. Todd, Jr., a member of The United Group, indicating his intention to seek to have stockholders act by written consent and requesting that a record date be set for determining the stockholders entitled to act. On September 27, 1999, the Board of Directors set a record date for the solicitation of consents of October 7, 1999. However, the record date for the Annual Meeting remains October 19, 1999.



            In addition to soliciting proxies to be voted at the Annual Meeting, The United Group is soliciting proxies to take action by written consent for the purpose of removing the entire Board of Directors of the Company without cause in advance of the Annual Meeting. For the reasons set forth below, as well as the fact that the Company has set a date of December 2, 1999 for the Annual Meeting, the Company does not believe that the solicitation of proxies to take action by written consent is in the best interests of the Company and its stockholders. Accordingly, the Company urges stockholders not to sign any Blue card which may be furnished to them--and if previously signed, to revoke any proxy to act by written consent which may have been granted to The United Group.


UNITED GROUP'S NON-PLATFORM


            The Group Proxy Statement criticizes the management and the directors of the Company, but proposes no strategic, operational or financial approach that, in the Company's judgment, is workable or otherwise designed or likely to enhance stockholder value. The United Group questions the Company's decision to pursue the strategic restructuring and proposes to operate the SBQ division, rather than divest it in the near term. This position reflects, in the Company's judgment, a lack of understanding as to the strengths and weaknesses of the Company and its businesses.

            In particular, the problems of the SBQ division are not managerial in nature, but rather relate directly to availability and allocation of resources, as well as continued depressed SBQ market conditions. From a managerial perspective, the Company is already committed to taking the necessary steps to minimize the losses associated with the SBQ division prior to the completion of the divestiture. From a resource prospective, for the SBQ division to be successful, additional resources would be necessary. The application of those resources to the SBQ division, rather than to the Company's core mini-mill operations, would, in the Company's judgment, be a costly and lengthy process (assuming lender approval could be obtained for such expenditures) and, given the Company's limited financial resources, would not be likely to result in the enhancement of stockholder value.



                   THE COMPANY'S STRATEGIC RESTRUCTURING


            Unlike The United Group, the Company's management has developed and is aggressively implementing well-thought-out and clearly articulated strategic, operational and financial plans that have been approved by the Board of Directors and are designed to enhance stockholder value. After a strategic review process that had taken place over more than a year (a process initiated well before The United Group's Schedule 13D filing), the Company on August 18, 1999 announced plans to pursue a strategic restructuring of the Company's operations that would enable the Company to enhance profitability and focus on its strong and profitable core mini-mill and scrap operations. In particular, the Company intends to divest the Special Bar Quality ("SBQ") division and the Company's 50% ownership interest in American Iron Reduction, LLC. The Company also announced that it will explore its options with regard to its 50% ownership interest in Pacific Coast Recycling, LLC.


            The Company also announced that it had retained the investment banking firm of Credit Suisse First Boston to serve as its financial advisor with respect to the strategic restructuring and to seek a buyer or buyers for the businesses to be divested. On August 27, 1999, the Company also retained the investment banking firm of Banc of America Securities LLC to serve as co-financial advisor with respect to the strategic restructuring.


            The Company's Board and management are committed to enhancing stockholder value and believe that the successful implementation of this strategic restructuring will greatly enhance the Company's ability to achieve this overriding objective. While the Company believes that the strategic restructuring will better position the Company to increase profitability and enhance stockholder value, various factors are beyond the Company's control, such as the condition of the steel industry and, as such, there can be no assurance that the strategic restructuring will result in increased profitability and the enhancement of stockholder value.

            Despite some of the worst steel industry conditions in many years, with imports at record levels and resulting reductions in selling prices and shipments for merchant and rebar products, the Company's core operations are highly efficient and solidly profitable. However, the inherent value of the Company's core operations has been masked for the last three years by continuing challenges in its SBQ business - including the Memphis melt shop, the Cleveland rolling and wire mills and the American Iron Reduction supply commitment - which, largely because of actions, decisions and financial commitments made prior to 1996 by Mr. James A. Todd, Jr., have required a tremendous and continuing commitment of both management and financial resources and have significantly impaired the Company's financial performance. Mr. Todd, who prior to 1996 was the Company's Chairman and Chief Executive Officer, is currently a leading member and nominee of The United Group. By divesting these underperforming assets, the Company believes it will better position stockholders to realize the full benefit of the Company's strong and profitable core operations.


            The Company's core mini-mills, which together provide industrial customers a broad range of merchant and rebar products, include facilities in Kankakee, Illinois; Joliet, Illinois; Birmingham, Alabama; Jackson, Mississippi; Seattle, Washington; and Cartersville, Georgia. The Company's core businesses also include its scrap operations in Jackson, Mississippi and Vancouver, British Columbia, and the Port Everglades Steel sales and distribution business in Ft. Lauderdale, Florida.

            The strong financial performance of the Company's core mini-mill and scrap operations (the "Core Operations"), as reported in the Company's announcement on September 15, 1999 of its fourth-quarter and year-end financial results for the fiscal year ended June 30, 1999, clearly indicates the value inherent in its Core Operations.

            In that announcement, the Company reported a net loss for the quarter and year, which was primarily attributable to the results of operations of the SBQ division and the Company's decision to divest the SBQ division and the Company's 50% interest in American Iron Reduction, LLC and to write-off the Company's 50% stake in its unprofitable Pacific Coast Recycling joint venture.

            For the fourth quarter ended June 30, 1999, however, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") from Core Operations was $26.5 million and operating income was $15.7 million. Earnings per share, excluding start-up expenses associated with the Cartersville facility, were $0.20.

            For the fiscal year ended June 30, 1999, EBITDA from the Core Operations was $106.9 million and operating income was $57.0 million. Earnings per share, excluding start-up expenses associated with the Cartersville facility, were $1.19.


            In addition, reflecting immediately the financial benefits of the strategic restructuring, on October __, 1999 the Company reported net income of $_______ (or $____ per share) for the first quarter of fiscal year 2000. The Company further expects its Cartersville facility, whose products are complementary to those produced at Birmingham's other merchant and rebar mills, to be operating at a profit during the fiscal quarter commencing January 1, 2000, and, in subsequent years, to make an increasingly important contribution to the Company's future success.


            It is also instructive to compare the results of operations for the Kankakee, Birmingham, Seattle and Jackson facilities during the three fiscal years since Mr. Garvey became Chief Executive Officer in January 1996 with the results of operations for those plants during the preceding three-fiscal-year period, during which Mr. Todd was Chief Executive Officer of the Company. The Kankakee, Birmingham, Seattle and Jackson facilities were operated first by Mr. Todd and then by Mr. Garvey during their respective periods as Chief Executive Officer. In particular, during the latest three fiscal years under the leadership of Mr. Garvey, the average annual return on sales and the cumulative pre-tax earnings were 9.75% and $189.1 million, respectively, for these operations, versus 6.76% and $111.2 million, respectively, for the preceding three fiscal years under Mr. Todd for those same operations. Moreover, Mr. Garvey and his management team achieved this considerably stronger financial performance in a more difficult industry environment.


            INITIATIVES BY CURRENT MANAGEMENT. The Company's improved results for the most recent three-fiscal-year period reflect a number of initiatives undertaken by Mr. Garvey and his management team. These initiatives include:

      o Improving the product mix to include a greater percentage of higher- margin merchant products. The percentage of merchant products shipped increased to 36% from 26% during the three-year period.

      o Continuing to grow the Company's rebar business, while improving the product mix. During the three-year period, average rebar shipments increased 11%.

      o Broadening the Company's customer base by increasing sales to original equipment manufacturers ("OEM's"). Sales to OEM's have improved profitability at the Seattle and Kankakee mills. For example, the increase in OEM sales has enabled the Company's Seattle plant to maintain a strong shipping level during fiscal 1999 despite increasing imports and the resulting decline in total domestically-produced rebar shipments by the industry as a whole.

      o Increasing operating efficiencies by reducing the man-hours required to produce a ton of steel to an average of 1.05 man-hours per ton during the last three fiscal years from an average of 1.22 during the preceding three fiscal years and better utilization of the Company's assets. For example, system-wide utilization of internally produced billets has increased and coordination of production and marketing activities by the Joliet and Kankakee facilities, as well as the Birmingham and Jackson facilities, has been instituted.


            CHALLENGES CAUSED BY MR. TODD AND HIS PRIOR MANAGEMENT. Challenges experienced by the Company's SBQ division that have significantly undermined the Company's overall financial performance over the past three years stem in large part from what the Company believes were questionable strategic and operational decisions, actions and financial commitments made prior to 1996 by Mr. Todd and his senior management. Moreover, as a consequence of these errors of omission and commission by prior management, the Company is burdened with high debt levels that, in the Company's judgment, effectively prevent it from allocating the additional financial and operational resources necessary to achieve profitable results in the SBQ division in a timely and cost-effective manner.


            Accordingly--although the SBQ division, with a strategic partner whose business strategy and operational resources are compatible, can, in the Company's judgment, be successful and realize its full potential--the Company has determined that it is not in the best interest of its stockholders for the Company to continue to allocate a major portion of its managerial and financial resources to the SBQ division, and that it can best build stockholder value by seeking to divest the SBQ division in order to maximize the values inherent in the Core Operations.

            The errors of omission and commission by Mr. Todd and his senior management that led to the problems and challenges of the SBQ division include, among others:


      o Failure to Complete Appropriate Market Study: In making the decision to invest in excess of $350 million in the SBQ business, Mr. Todd and his prior management, in the judgment of the Company's current management, failed to develop an appropriate analysis of the optimal product mix for the SBQ business and the equipment configuration needed to produce those products on a cost-effective basis. As more fully described below, this, in turn, has resulted, in the judgment of the Company's current management, in a number of the challenges which the Company has faced during the past three years and which have prevented the SBQ business from achieving its overall objective of being a low-cost and profitable producer and supplier of quality products.

      o Sub-Optimal Furnace Size: The decision by prior management under Mr. Todd to build at Memphis a 150-ton furnace, rather than a 100- ton furnace or smaller, reflected, in the judgment of the Company's current management, poor judgment as to the optimal furnace size for the production of SBQ products. While increased furnace size is often associated with reduced costs, the smaller order sizes and custom nature of SBQ products make a smaller furnace more efficient. The reduced operating flexibility caused by the purchase of a larger furnace has increased the SBQ division's operating costs and lowered its profit margins.

      o Inability to Direct Cast Billets: The failure of prior management under Mr. Todd to build at Memphis the capability to direct cast billets has had the effect of significantly increasing the production costs of lower-grade SBQ products. The rationale behind this decision to rely solely on blooms was based on a desire to produce only the highest-quality steel for the highest-quality applications. The disadvantage of blooms, however, is that their larger size increases conversion costs as blooms must be reduced to billets prior to final reduction in a rolling mill. This makes them a more expensive raw material in the production of products which do not require bloom- quality steel. Given that only about 50% of the products made at Cleveland require bloom-quality steel, the inability to direct cast billets has further significantly undermined the ability of the SBQ division to be a low-cost producer.

      o Inadequate Evaluation of Equipment: In an ill-conceived effort to reduce costs, the previous management under Mr. Todd elected to purchase used buildings, used cranes and a used caster for Memphis, without, in the judgment of the Company's current management, adequate evaluation. While the Company in March of this year finally achieved, albeit with considerable difficulty and only on a temporary basis, monthly production of 50,000 tons, the Company is now finding that the used equipment cannot sustain such production volumes and must be modified. This is adding to costs and delaying completion of the start-up phase at Memphis.

      o     Failure to Include Cut-to-Length Capabilities at Cleveland:
            Despite the fact that a significant portion of the SBQ bar product is sold in cut-to-length bars, the Company under prior management headed by Mr. Todd invested $126 million in a new bar mill which was only capable of producing larger-sized coil products. Investing in the equipment needed to produce cut-to-length bars would have enabled the Company to broaden its product line by offering cut-to-length products and thereby be in a position to access other SBQ markets and applications. As a result of these strategic errors, the Cleveland mills now require additional capital to install the equipment necessary to be able to produce products in the key cut-to-length category and are burdened with excess capacity for high-end coiled products.

      o Failure to Build Melt Shop When Needed: For the Cleveland facility to be a low-cost producer, it was important to build a melt shop and, thereby, assure a low-cost supply of billets. Yet, the Company under Mr. Todd's prior management decided to defer construction of a melt shop and instead build additional capacity at Cleveland, thereby preventing the Company from achieving its low-cost objective for several years. Moreover, in making the decision to build a new bar mill at the Cleveland facility, the Company became a direct competitor to its then primary supplier of billets for the Cleveland facility. This caused the Company to lose that key supplier of billets, which forced it, at a time when its billet needs were doubling, to source more billets internationally at a much higher cost. Without a melt shop of its own to supply billets to Cleveland, the costs of production for the SBQ division increased significantly.

     o DRI Purchase Commitment: Based on an incorrect technical and commercial assumption that the billets produced by the Memphis melt shop for Cleveland needed to be composed of 50% direct reduced iron, the Company under Mr. Todd's prior management committed to enter into a contract to purchase on a long-term basis from American Iron Reduction 50% of American Iron Reduction's output of direct reduced iron at a fixed formula price. Currently, however, market prices for direct reduced iron are below the contract price. In addition, the Company does not need all of the direct reduced iron which it may be required to purchase. As a result, the Company's supply contract with American Iron Reduction is currently placing the Memphis mill and the SBQ division at a competitive disadvantage.

These errors of omission and commission by Mr. Todd and his senior management prior to 1996 have also caused the Company to increase significantly its total outstanding indebtedness with its banks and other lending institutions and have required the Company to renegotiate its debt agreements on two occasions within the last twelve months. These renegotiations have led to increased costs and have required that the Company secure its outstanding indebtedness by pledging its assets as collateral.

            BENEFITS OF THE STRATEGIC RESTRUCTURING. By divesting its underperforming assets as part of the strategic restructuring, the Company's current senior management team will be able to focus their entire efforts on the Company's Core Operations. The restructuring should also allow the Company to reduce its debt and related interest expense and improve cash flow.

            Given the high level of indebtedness at the Company, arising in large part from capital spent on the SBQ division and the losses generated by this division, there are still significant challenges facing the Company. The Company, however, is committed to pursuing the strategic restructuring and to addressing successfully these challenges.

            Similarly, while the Company is confident of its ability to realize the benefits of the strategic restructuring, the level of benefits to be realized could be affected by a number of factors including, without limitation, (a) the Company's ability (i) to obtain any consents and approvals which may be required from its creditors to consummate the sale of the SBQ business, (ii) to find a strategic buyer or buyers willing to acquire the SBQ division and the other non-core operations to be divested at prices that fairly value such assets and (iii) to operate the Company as planned in light of the highly leveraged nature of the Company, and (b) changes in the conditions of the steel industry in the United States. In addition, the Company's description of its restructuring and any benefits anticipated to be derived therefrom contain forward-looking statements that are subject to the limitations described under the caption "FORWARD-LOOKING STATEMENTS," at page ___ below.



                       OTHER IMPORTANT CONSIDERATIONS

            There are a number of additional factors which the Board of Directors believes make the efforts of The United Group with respect to the Company unwise at this time. These are described below.

EXPERIENCED MANAGEMENT TEAM


            The Company's current senior management consists of highly qualified individuals who have extensive hands-on knowledge of every aspect of the Company and its strategic, operational and financial opportunities and challenges. The Company's senior management team is led by Robert A. Garvey, a seasoned executive with 43 years of steel industry experience and with a strong engineering background. The senior management team was significantly strengthened over the past year with the addition of Brian F. Hill as Chief Operating Officer and Kevin E. Walsh as Chief Financial Officer. Mr. Hill was Executive Vice President at North Star Steel, with responsibility for operations at four bar and rod mill plants, during North Star's primary growth period, and had a total of 31 years with Cargill Inc., including 15 years as a senior executive at North Star and other steel-related operations at Cargill. Mr. Walsh was a highly accomplished financial and operational executive with Johnson & Johnson worldwide for nearly twenty years and more recently has successfully assisted organizations, including the Company, in highly leveraged situations. The Company's current senior management, moreover, is NOT the team that established the SBQ division and that made the pre-1996 decisions and took the pre-1996 actions that, in the Company's view, largely caused the Company's subsequent strategic, operational and financial problems. The team led by Mr. Garvey is, however, committed to addressing comprehensively those problems, in part through the continued implementation of the Company's strategic restructuring as described above.


            It should also be noted that, in the view of Company's Board of Directors, Mr. Correnti, who is a member of The United Group, and who has been designated as The United Group's candidate to succeed Mr. Garvey as Chairman and Chief Executive Officer of the Company should The United Group gain control of the Company, is not the right person to lead the Company, and that a change in the Company's management at this time would not be in the best interest of the Company and its stockholders.

INDEPENDENT AND QUALIFIED BOARD OF DIRECTORS

            Other than Mr. Garvey, the Board consists entirely of independent outside directors. Each director is either a current or former senior executive of a well-established manufacturing operation. In addition, seven of the directors have direct experience in the metal or steel industry.

POTENTIAL ADVERSE IMPACT OF SOLICITATION ON EXISTING ARRANGEMENTS

            Under certain material agreements to which the Company is a party, a change in a majority of the Company's Board of Directors as a result of a contested proxy solicitation, as is being waged by The United Group, will give rise, among other things, to the acceleration of the Company's debt obligations and may, as a result, have a material adverse effect on the Company, its financial condition and its operations.


            The Company has outstanding senior note obligations pursuant to a Note Purchase Agreement, dated as of September 15, 1995, totaling $150,000,000, and a Note Purchase Agreement, dated as of September 1, 1993, totaling $130,000,000 (collectively, the "Note Purchase Agreements"). Pursuant to the terms of the Note Purchase Agreements, in the event that The United Group (or any other person or group) acquires the power (including by the acquisition of proxies) to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Company, the Company will be required to make an irrevocable offer to all of the senior note holders to prepay the senior notes. In the event that the offer is accepted by the senior note holders in accordance with the terms of the respective Note Purchase Agreement, the Company will be obligated to pay 100% of the face amount of the senior notes ($280,000,000), plus accrued but unpaid interest, together with a make-whole amount of approximately $9.1 million.


            Pursuant to the terms of the $300,000,000 Revolving Credit Agreement, date as of March 17, 1997, by and among the Company and several financial institutions, an event of default shall be deemed to have occurred if during any twelve-month period, a majority of the Board of Directors of the Company is no longer composed of individuals (i) who were members of the Board of Directors on the first date of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above at a point in time at which such persons constituted a majority of the Board, or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) and (ii) above at a point in time at which such persons constituted a majority of the Board. Upon the occurrence of such an event of default, the lenders may declare the full amount of the principal and interest outstanding under the Revolving Credit Agreement to be immediately due and payable. As of September 30, 1999, the Company had approximately $217,000,000 in borrowings outstanding under the Revolving Credit Agreement.


            As is described in further detail under the caption "EXECUTIVE COMPENSATION," a change in a majority of the Board of Directors of the Company will trigger the vesting of certain rights and benefits of the executive officers of the Company and may subsequently require the Company to make certain payments.

            These payments and benefits include:

      o the vesting of currently unvested amounts credited to each executive officer under the Executive Retirement Plan and Compensation Deferral Plan (the "ERP/CDP"); as of September 30, 1999, Robert A. Garvey, Brian F. Hill, Kevin E. Walsh, William
            R. Lucas, Jr., Jack R. Wheeler and Robert G. Wilson would become vested in additional amounts under the ERP/CDP of $1,675,613, $42,294, $38,367, $112,423, $1,105,667 and
            $683,047, respectively;

      o a payment in the event of a termination of an executive officer's employment under circumstances that entitle the executive officer to severance benefits under the Company's Severance Plan, or in the case of Mr. Hill, under his employment agreement as those severance benefits would be greater; as of September 30, 1999, Messrs. Garvey, Walsh, Lucas, Wheeler and Wilson would become entitled under the Severance Plan and Mr. Hill would become entitled under his employment agreement to receive cash payments of approximately $2,613,600, $1,360,500, $1,191,000, $959,400, $514,400 and
            $2,223,000, respectively;

      o the lapsing of restrictions on restricted shares of Common Stock; as of September 30, 1999, the following number of restricted shares of Common Stock held by Messrs. Garvey, Hill, Walsh, Lucas,
            Wheeler and Wilson, respectively, would vest: 60,705, 11,039, 8,749, 7,873, 4,715 and 1,270; and

      o the vesting of currently unvested options to acquire shares of Common Stock; as of September 30, 1999, options to acquire the following number of shares of Common Stock held by Messrs. Garvey, Hill, Walsh, Lucas, Wheeler and Wilson respectively, would become immediately exercisable: 199,999, 100,000, 76,000, 64,800, 57,000 and 5,000.



                              AGENDA ITEM ONE
                           ELECTION OF DIRECTORS


            Nine directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his successor has been duly elected and qualified. Proxies received from stockholders, unless directed otherwise, will be voted FOR the election of the following nominees: Robert A. Garvey, E. Mandell de Windt, C. Stephen Clegg, E. Bradley Jones, Robert D. Kennedy, William J. Cabaniss, Jr., John H. Roberts, Richard de J. Osborne and Alfred C. DeCrane, Jr. If any nominee is unable to stand for election, the persons named in the proxy may vote the same for a substitute nominee. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for re-election. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.


            In August 1993, the Board of Directors approved a mandatory retirement policy for its members, pursuant to which any person serving as a director of the Company who attains age 75 shall retire from the Board of Directors upon the expiration of his or her term of office at the next succeeding annual meeting of stockholders; provided, however, that each incumbent director of the Company serving at the date of adoption of the new policy will not be subject to mandatory retirement, and may continue to serve as a director notwithstanding the attainment of age 75.

            Set forth below is the name, age, position with the Company, present principal occupation or employment and five-year employment history of each of the Company's nominees for director of the Company.


   NAME AND YEAR FIRST
     BECAME DIRECTOR                    BUSINESS EXPERIENCE
-------------------------    ------------------------------------------
Robert A. Garvey             Chairman of the Board and Chief Executive
1996                         Officer of the Company since 1996;
(Age 61)                     President of North Star Steel Co. from 1984
                             to 1996.

E. Mandell de Windt          Chairman of the Executive Committee of the
1985                         Board of Directors of the Company since
(Age 78)                     1991; Chairman of the Board of the Company
                             from 1985 to 1991; Chairman of the Board and Chief Executive Officer of Eaton Corporation, a diversified manufacturing concern, from 1969 to 1986.

C. Stephen Clegg             Chairman of the Board and Chief Executive
1985                         Officer of Diamond Home Services, Inc., a
(Age 49)                     contractor of installed home improvement
                             products, since 1993 and Midwest Spring
                             Manufacturing Company, a manufacturer of specialty springs, wireforms and metal stamping products since 1989; director of RVM
                             Industries, Inc.

E. Bradley Jones             Chairman of the Board and Chief Executive
1988                         Officer of LTV Steel Company from June
(Age 71)                     1984 to December 1984; Chairman and Chief
                             Executive Officer of Republic Steel
                             Corporation (merged with The LTV Corporation in 1984) from 1982 to 1984; director of TRW
                             Inc., RPM, Inc. and CSX Corporation; Trustee of Fidelity Funds and The Cleveland Clinic
                             Foundation.


William J.  Cabaniss, Jr.    Chairman of the Board and Chief Executive
1993                         Officer of Precision Grinding, Inc., a
(Age 61)                     metal processing company serving metal
                             machining industries in the Southeast, since
                             1971; director of Protective Life Corporation.

Richard de J. Osborne        Chairman of the Board and Chief Executive
1998                         Officer of ASARCO Incorporated, a leading
(Age 65)                     producer of nonferrous metals from 1995
                             to 1998; director of ASARCO Incorporated, Southern Peru Copper Corporation,
                             Schering-Plough Corporation, The BFGoodrich
                             Company, The Tinker Foundation and NACCO
                             Industries, Inc.

Alfred C. DeCrane, Jr.       Chairman of the Board from 1987 to 1996
1998                         and Chief Executive Officer from 1993
(Age 68)                     to 1996 of Texaco, Inc., an explorer, producer
                             and marketer of oil and natural gas; director of CIGNA Corporation, Bestfoods, Corn Products
                             International, Inc. and The Harris
                             Corporation.

Robert D. Kennedy            Chairman and Chief Executive Officer of
1999                         Union Carbide Corporation, one of the world's
(Age 67)                     largest manufacturers of chemicals and
                             plastics, from 1986 to 1995; director of Union
                             Carbide Corporation, International Paper
                             Company, Sunoco, Inc., UCAR International,
                             Inc., Kmart and Lionore Mining Int'l; member of the Advisory Board of The Blackstone Group and RFE Investment Partners.

John H. Roberts              Chairman, President and Chief Executive
1999                         Officer of J.H. Roberts Industries, a leading
(Age 67)                     manufacturer and distributor of carbon steel
                             tubing and chrome plated steel bars, from 1982 to 1998; director of J.H. Roberts Industries,
                             Atlas Electric Devices Company and Nelson
                             Steel Company.

            The Board of Directors held sixteen (16) meetings, including six (6) actions by unanimous written consent, during the fiscal year ended June 30, 1999. During fiscal 1999, each director attended at least 90% of the aggregate number of meetings of the Board and of committees of the Board on which he served.

            The Company has Audit, Executive, Nominating, Environmental Affairs & Safety, Finance, and Compensation and Stock Option Committees of the Board of Directors.

            The members of the Audit Committee are Messrs. Clegg, Cabaniss, Kennedy and Roberts. The principal functions of the Audit Committee are to make recommendations to the Board as to the engagement of independent auditors, to review the scope of the audit and audit fees, to discuss the results of the audit with the independent auditors and determine what action, if any, is required with respect to the Company's internal controls, and to make a general review of developments and financial reporting and accounting. The Audit Committee held four (4) meetings during fiscal 1999.

            The members of the Executive Committee are Messrs. de Windt, Garvey, Osborne and Clegg. The Executive Committee exercises all the powers of the Board of Directors during the intervals between meetings of the Board of Directors, subject to certain limitations set forth in the Company's Bylaws. The Executive Committee held two (2) meetings during fiscal 1999.

            Messrs. de Windt, Clegg, Jones and DeCrane are members of the Nominating Committee. The Nominating Committee makes recommendations to the Board of Directors respecting nominations for director prior to each annual meeting of stockholders. The Nominating Committee held two (2) meetings during fiscal 1999.

            Messrs. Kennedy, Cabaniss, DeCrane and Roberts are members of the Environmental Affairs & Safety Committee. The Environmental Affairs & Safety Committee monitors environmental and safety issues impacting the Company's operations and reviews and evaluates environmental compliance, safety performances, and processes at the Company's facilities. The Environmental Affairs & Safety Committee held two (2) meetings during fiscal 1999.

            Messrs. Osborne, Garvey, Cabaniss and Jones are members of the Finance Committee. The Finance Committee reviews and makes recommendations with respect to the Company's financial policies, including cash flow, borrowing and dividend policy and the financial terms of acquisitions and dispositions. Acting with the Executive Committee, it reviews and makes recommendations on significant capital investment proposals. The Finance Committee held four (4) meetings during fiscal 1999.

            Messrs. Jones, Osborne, de Windt and DeCrane are members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee reviews and approves employment agreements, annual salaries, bonuses, profit participation, and other compensation of employees of the Company and its subsidiaries. This Committee also reviews the executive officers' and employees' performances and administers all stock-based and other benefit plans (unless otherwise specified in plan documents) affecting officers' direct and indirect remuneration. The Compensation and Stock Option Committee held six (6) meetings, including one (1) action by written consent, during fiscal 1999.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT ON THE COMPANY'S WHITE PROXY CARD.

       SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, certain officers, and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the SEC reports of changes in ownership of the Common Stock of the Company held by such persons. Such officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 1999, all Section 16(a) filing requirements applicable to its officers and directors were satisfied.

                       EXECUTIVE COMPENSATION

            The following table provides certain summary information for the fiscal years ended June 30, 1999, 1998 and 1997 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of the last fiscal year (hereinafter referred to as the "Named Executive Officers"). "Long-Term Compensation" includes Restricted Stock awarded under both the 1990 and 1997 Management Incentive Plans ("1990 MIP" and "1997 MIP") and Restricted Stock issued under the 1995 Stock Accumulation Plan ("SAP"). See footnotes (2), (6) and (8) to the Summary Compensation Table. Under applicable SEC rules, Brian F. Hill,
Chief Operating Officer, who joined the Company in June 1999, is not a Named Executive Officer for the last fiscal year.




                                                   SUMMARY COMPENSATION TABLE


                                                              Other Annual        Restricted              Options/       All Other
Name and                          Salary         Bonus        Compensation           Stock                  SARS       Compensation
Principal Position       Year      ($)          ($) (1)            ($)              ($) (2)                 (#)           ($)(3)
------------------------ ----- ------------    ---------     ---------------     -------------         --------------  ------------

Robert A.  Garvey        1999       367,967(4)       -0-               -0-         122,658(6)             175,000          64,956
Chairman of the Board    1998       367,968(4)       -0-               -0-         122,665(6)              50,000          88,431
and Chief Executive      1997       371,506      240,005           143,005(5)      197,928(6)                 -0-           6,422
Officer

Kevin E. Walsh (7)       1999       235,819(4)    67,500(4)            -0-         102,944(6) (8)         110,000          18,225
Executive Vice           1998            --           --                --                --                   --              --
President-Chief          1997            --           --                --                --                   --              --
Financial Officer

William R.  Lucas Jr.    1999       229,687       43,772               -0-          57,894(6) (8)          72,000          32,488
Managing Director-       1998       214,856       27,004               -0-           4,007(6)              12,000          42,019
Southern Region          1997       170,654       99,011               -0-          39,924(6)              60,000           6,151

Jack R. Wheeler          1999       180,609(4)    42,391               -0-          39,539(6) (8)          70,000          31,675
Managing Director-       1998       164,133(4)    16,202(4)            -0-           2,409(6)               5,000          33,093
Northern Region          1997       146,346       48,603               -0-          17,185(6)              50,000           4,649

Robert G. Wilson         1999       166,262(4)       -0-               -0-           8,999(8)               2,000          11,504
Vice President-          1998       160,407(4)     5,401(4)            -0-             799(6)               3,000          11,248
Business Development     1997       162,523       31,504               -0-           4,631(6)               8,000           6,230


(1) Represents cash incentive compensation accrued for the fiscal year (but paid in the subsequent fiscal year). Does not include amounts foregone in fiscal years 1999, 1998 and 1997 in connection with the receipt of shares of Restricted Stock under the SAP, which is reflected in the"Restricted Stock" column in the table above. See footnote (6) below.

(2) The value of the Restricted Stock awards shown in the table above reflects the number of shares awarded during the year indicated multiplied by the closing market price of the Company's unrestricted common stock on the date of the award (net of any consideration paid by the Named Executive Officer). The number and dollar value of all Restricted Stock holdings of the Named Executive Officers with respect to which the restrictions have not lapsed as of the Record Date, calculated using the closing market price of the Company's unrestricted common stock on June 30, 1999, were as follows: 61,089 shares ($259,628) by Mr. Garvey; 9,381 shares ($39,869) by Mr. Walsh;
           7,393 shares ($31,420) by Mr. Lucas; 4,048 shares ($17,204) by
           Mr. Wheeler; and 1,353 shares ($5,750) by Mr. Wilson. Dividends are paid on shares of Restricted Stock.

(3) The compensation reported represents Company contributions to the 401(k) Plan, premiums for life insurance and contributions to the Birmingham Steel Corporation Executive Retirement and Compensation Deferral Plan (the "ERP/CDP"). The following information is provided with respect to the specific allocation of compensation shown in this column for the Named Executive Officers for the fiscal year ended June 30, 1999:



                                       Term and Whole
                                            Life
        Name            401(k) Plan      Insurance        ERP/CDP
        ----            -----------      ---------        -------

Robert A. Garvey           $5,364          $9,954         $49,638

Kevin E. Walsh               0             6,479          11,746

William R. Lucas, Jr.      2,418           4,232          25,838

Jack R. Wheeler            5,257           6,705          19,713

Robert G. Wilson           5,087           6,417             0


(4) Includes amounts deferred by Named Executive Officers pursuant to the ERP/CDP.

(5) Consists solely of amounts paid to reimburse Mr. Garvey for loss on forfeiture of stock award from his previous employer during 1997.

(6) Includes the value of Restricted Stock issued under the SAP in lieu of cash compensation to which the Named Executive Officer would otherwise be entitled on the date of such issuance. Each of the Named Executive Officers is required to take 10% of his bonus in shares of Restricted Stock under the terms of the SAP, and may elect to take up to 20% of his base compensation and 50% of his cash bonus in shares of Restricted Stock. Shares of Restricted Stock under the SAP are issued at a 25% discount to the market, but the amounts shown include the full market value of the shares issued. The shares are restricted from transfer for a period of three years from the date of issuance. The amount of cash compensation from both salary and bonus foregone by the Named Executive Officers by participating in the plan was as follows: Mr. Garvey: 1999 - $91,992, 1998 - $91,992 and 1997 -
      $148,554; Mr. Walsh: 1999 - $13,065; Mr. Lucas: 1999 - $4,864, 1998 -
      $2,996 and 1997 - $30,026; Mr. Wheeler: 1999 - $4,710, 1998 - $1,798
      and 1997 - $12,923; and Mr. Wilson: 1999 - $-0-, 1998 - $599 and 1997
      - $3,497. Such amounts are not included in the "Salary" or "Bonus" columns in the table above.

(7)   Mr. Walsh joined the Company in July 1998.

(8) Includes the value of Restricted Stock award(s) granted under the 1990 and 1997 MIP on the date of such grant(s). Restricted Stock awards under the 1990 and 1997 MIP are made in the discretion of the Compensation and Stock Option Committee of the Board of Directors, and recipients pay only a nominal consideration (par value) for the issuance of the Restricted Stock. Mr. Walsh's award (8,000 shares) was made on August 10, 1998, at a per share price of $9.625, and vests in equal increments of one-fourth over four years. Mr. Lucas's award (4,675 shares) was made on August 10, 1998, at a per share price of $9.625, and vests at the end of two years. Mr. Wheeler's award (2,805 shares) was made on August 10, 1998, at a per share price of $9.625, and vests at the end of two years. Mr. Wilson's award (935 shares) was made on August 10, 1998, at a per share price of $9.625, and vests at the end of two years.



STOCK OPTION PLAN

                       OPTION GRANTS IN LAST FISCAL YEAR

            The following table provides certain information concerning individual grants of stock options under the 1990 MIP and the 1997 MIP made during the fiscal year ended June 30, 1999, to each of the Named Executive
Officers:



                                                                                 Potential
                                                                              Realizable Value
                                                                             at Assumed Annual
                                                                               Rates of Stock
                                                                                   Price
                                                                                Appreciation
                                       Individual Grants                      for Option Term
                       -------------------------------------------------     ------------------
                        Number of     % of Total
                        Securities     Options
                        Underlying    Granted to    Exercise or
                         Options     Employees In   Base Price  Expiration
Name                    Granted (#)  Fiscal Year     ($/Sh)        Date      5% ($)     10%($)
----                   ------------  ------------   ----------- -----------  ------    --------

Robert A.  Garvey      75,000(1)         19%           9.625      08/10/08   453,983  1,150,483
                      100,000(2)                       4.75       01/18/09   290,864    737,106

Kevin E. Walsh         50,000(1)         12%           9.625      08/10/08   302,056    766,989
                       60,000(2)                       4.75       01/18/09   174,518    442,264

William R. Lucas, Jr.  12,000(1)          8%           9.625      08/10/08    72,637    184,077
                       60,000(2)                       4.75       01/18/09   174,518    442,264

Jack R. Wheeler        10,000(1)          8%           9.625      08/10/08    60,531    153,398
                       60,000(2)                       4.75       01/18/09   174,518    442,264

Robert G. Wilson        2,000(1)          --           9.625      08/10/08    12,106     30,680



(1) These options vest equally over a five year period beginning with the first anniversary from the grant date and every anniversary thereafter.

(2) These options vest equally over a five year period beginning with the first anniversary from the grant date and every anniversary thereafter but the vesting can be accelerated if certain stock prices are achieved and maintained for a 30-day period.



               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

            The following table provides certain information concerning each exercise of stock options during the fiscal year ended June 30, 1999 by each of the Named Executive Officers, and the fiscal year-end value of unexercised options held by such persons, under the Company's 1986 Stock Option Plan, the 1990 MIP and the 1997 MIP.





                                                              Number of         Value of
                                                              Securities      Unexercised
                                                              Underlying      In-the-Money
                                                             Unexercised        Options
                                                               Options       at FY-End ($)
                                                            at FY-End (#)

                   Shares Acquired On          Value          Exercisable/     Exercisable/
Name                   Exercise             Realized ($)     Unexercisable    Unexercisable(1)
----               ------------------       ------------     -------------    ----------------

Robert A.  Garvey         0                      0          115,001/229,999       $0/$0

Kevin E. Walsh            0                      0           24,000/86,000        $0/$0

William R. Lucas,         0                      0           76,800/67,200        $0/$0
Jr.

Jack R. Wheeler           0                      0           67,000/58,000        $0/$0

Robert G. Wilson          0                      0            7,400/5,600         $0/$0


---------------
(1)   The stock options were granted under the 1990 MIP and the 1997 MIP.
      The closing price of the Common Stock at June 30, 1999 was $4.25 per share. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company's Common
      Stock exceeds the exercise price when the options are exercised.


EXECUTIVE RETIREMENT AND COMPENSATION DEFERRAL PLAN

            The ERP/CDP is a non-qualified deferred compensation plan pursuant to which the Named Executive Officers may defer compensation in amounts between 2% to 20% of bi-weekly base pay and 5% to 50% of bonus pay, which amounts are deemed to be credited to their accounts under the Plan. The retirement components for the ERP participants consist of ongoing Company contributions equal to 10% of eligible compensation, which contributions are deemed to be credited at the end of each quarter and are fully vested. Benefits under the ERP/CDP are unfunded and are payable from the Company's general assets. The amounts deferred by participants and amounts credited by the Company, as well as amounts credited under the predecessor Management Security Plan ("MSP"), including any special opening balances authorized by the Compensation and Stock Option Committee, are deemed to be invested based upon the investment directions suggested by the participants, subject to the Administrative Committee's approval of such. CDP accounts are deemed to be credited with bonus interest of 4% for those employed at the end of each plan year, which interest becomes 100% vested after completion of five years of participation in the ERP/CDP, except full vesting occurs in the event of a Change in Control (as defined below) or the participant's death, disability, attainment of the normal retirement age of sixty-five, or attainment of age sixty and completion of fifteen years of service. Upon normal retirement, benefits are paid based upon the method of distribution previously selected by the participant. A lump sum of the vested balance is paid upon other termination of employment. Upon death, all account balances plus twice the participant's annual base pay rate are paid to the participant's designated beneficiary.

            A Change in Control is generally defined as (i) the acquisition by any person, entity, or group of 15% or more of the combined voting power of the Company's outstanding securities; (ii) a change in the majority of the Board of Directors within a period of two consecutive years or less unless the new directors were elected or nominated by at least two-thirds of the continuing directors; or (iii) the consummation of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through the purchase of assets, by merger, or otherwise.


            Pursuant to the terms of the ERP/CDP, had a Change in Control occurred on September 30, 1999, Robert A. Garvey, Kevin E. Walsh, William
R. Lucas, Jr., Jack R. Wheeler and Robert G. Wilson would have become vested in additional amounts under the ERP/CDP of approximately $915,200, $0, $19,800, $259,200 and $170,900 respectively.


EXECUTIVE SEVERANCE PLAN

            The Company's Board of Directors has adopted the Birmingham Steel Corporation Executive Severance Plan (the "Severance Plan"). Participation in the Severance Plan is limited to a select number of key members of management of the Company as designated by the Board of Directors, including the executive officers named in the Summary Compensation Table, and is designed to reassure participants in the event of a Change in Control (as defined below) of the Company, so that they can continue to focus their time and energy on business-related concerns rather than personal concerns. A Change in Control is generally defined as (i) the acquisition by any person, entity, or group of 15% or more of the combined voting power of the Company's outstanding securities; (ii) a change in the majority of the Board of Directors within a period of two consecutive years or less unless the new directors were elected or nominated by at least two-thirds of the continuing directors; or (iii) the consummation of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through the purchase of assets, by merger, or otherwise. A participant is entitled to benefits under the Severance Plan if, within two years after a Change in Control, the participant's employment is terminated by the Company without Substantial Cause (as defined below) or is voluntarily terminated by the participant for Good Reason (as defined below). "Substantial Cause" for purposes of the Severance Plan shall mean: (i) a participant's felony conviction (or failure to contest prosecution for a felony); or (ii) a participant's willful misconduct or dishonesty, in each case that is materially harmful to the business or reputation of the Company. "Good Reason" is defined as: (i) the assignment to the participant of duties that are materially inconsistent with the participant's position immediately prior to the Change in Control or a change in the participant's title or office from that in effect immediately prior to the Change in Control without his or her consent; (ii) a reduction in the participant's salary as in effect immediately prior to the Change in Control or the Company's failure to increase the participant's salary by a specified percentage and by a specified date; (iii) a change in the participant's principal work location to a location more than 25 miles from his or her principal work location immediately prior to the Change in Control; (iv) the Company's failure to maintain any benefit or compensation plan (collectively, "Plans") in which the participant was participating immediately prior to the Change in Control, a reduction of the participant's benefits under the Plans, or the failure to provide the participant with the same number of vacation days to which he or she was entitled prior to the Change in Control; (v) the Company's failure to pay the participant any compensation within seven days of its due date; (vi) failure of any successor to the Company to assume the obligations pursuant to the Severance Plan; or (vii) any purported termination of the participant's employment by the Company in a manner inconsistent with the Severance Plan.

            Severance payments and benefits under the Severance Plan include (i) a lump sum payment equal to two or three times (as applicable) the sum of the participant's annual salary and target bonus and (ii) continued participation in Company welfare benefit plans for a number of years equal to the multiple applicable to the participant as described in clause (i). The multiple applicable to Messrs. Garvey, Walsh, Lucas and Wheeler is three and the multiple applicable to Mr. Wilson is two.

            In the event any payment or benefit received by a participant is deemed to be a "parachute payment" under the Internal Revenue Code, the payments and benefits payable under the Severance Plan will be reduced so that they will not be subject to the excise taxes imposed by the Internal Revenue Code, but only if reducing the payments and benefits will result in a greater after-tax benefit to the participant.


            Pursuant to the terms of the Severance Plan, had a Change in Control occurred on September 30, 1999, Robert A. Garvey, Kevin E. Walsh, William R. Lucas, Jr., Jack R. Wheeler and Robert G. Wilson would have been entitled to receive the payments under the Severance Plan of $2,613,600, $1,360,500, $1,191,000, $959,400 and $514,400, respectively.


DIRECTOR COMPENSATION

            For fiscal 1999 and pursuant to the Company's Directors' Compensation Plan (the "1996 Plan"), the Company awarded each non-employee director 1,500 shares of Company Common Stock as his annual retainer fee and paid each non-employee director $1,000 for each meeting of the Board of Directors or committee thereof ($1,500 to the Chairman of a committee) attended by such director, plus reasonable travel expenses. Directors who are also employees of the Company are not separately compensated for their services as a director.

            In April 1999, the Board of Directors adopted a new Director Compensation Plan to replace the 1996 Plan pursuant to which non-employee directors will receive the number of shares of Company Common Stock having a market value of $30,000 in lieu of the annual retainer of 1,500 shares. Non-employee directors will continue to receive a fee for each Board or committee meeting attended by such director as determined by the Board of Directors from time to time, which currently is $1,000 for Board or committee members and $1,500 for the Chairman of a committee.

            A non-employee director is permitted to defer receipt of his or her annual retainer award and/or meeting fees during the term of his or her directorship pursuant to a Deferred Compensation Plan adopted by the Board of Directors in April 1999 and effective July 1, 1999. Upon a Change in Control (as defined in the Director Stock Option Plan, below) all deferred accounts will be paid out to the directors.

DIRECTOR STOCK OPTION PLAN

            The Company's Board of Directors has adopted and the stockholders have approved the Birmingham Steel Corporation Director Stock Option Plan (the "Director Plan"). The purpose of the Director Plan is to provide stock-based compensation to eligible directors of the Company in order to encourage the highest level of director performance and to promote long-term stockholder value. The Director Plan will provide such directors with a proprietary interest in the Company's success and progress through annual grants of options to purchase shares of the Company's Common Stock.

            Participation in the Director Plan is limited to Company directors who are not employees of the Company or any of its subsidiaries. There are currently eight directors eligible to participate in the Director Plan. An aggregate of 100,000 shares of Common Stock is reserved for issuance under the Director Plan.

            Under the Director Plan, on the date of each annual meeting of the Company's stockholders, each non-employee director will be granted a non-qualified stock option to purchase 1,500 shares of Common Stock at a purchase price equal to the fair market value per share of the common stock on such grant date.

            Each option granted under the Director Plan vests on the first anniversary of the date of grant and remains exercisable for a period of ten (10) years beginning on the date of its grant. In the event of termination of service of a director by reason of disability or death, any options held by such director under the Director Plan shall be immediately exercisable and may be exercised until the earlier of the expiration of the stated term of the option or the first anniversary of the death or disability of such director, as the case may be. In the event of termination of service of a director by reason of retirement, any options held by such director may thereafter be exercised (to the extent then exercisable) until the earlier of the expiration of the stated term of the option or the third anniversary of the effective date of the director's retirement. If a director who has retired dies while any option is still outstanding, the option may be exercised by the former director's legal representative until the earlier of the expiration of the stated term of the option or the first anniversary of the death of the former director.

            Unless the Board of Directors or the Compensation and Stock Option Committee determines otherwise, all stock options vest and become exercisable upon a Change in Control. A Change in Control is generally defined as (i) the acquisition by any person, entity, or group of 20% or more of the combined voting power of the Company's outstanding securities;
(ii) a change in the majority of the Board of Directors within a period of two consecutive years or less unless the new directors were elected or nominated by at least two-thirds of the continuing directors; (iii) the occurrence of any transaction or event relating to the Company required to be described pursuant to the requirements of Regulation 14A of the Exchange Act; or (iv) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through the purchase of assets, by merger, or otherwise.

EMPLOYMENT AGREEMENTS

            On January 5, 1996, the Company entered into an Employment Agreement with Robert A. Garvey, Chairman of the Board and Chief Executive Officer of the Company. See "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

            On May 11, 1999, the Company entered into an Employment Agreement with Brian F. Hill, as amended, pursuant to which Mr. Hill serves as Chief Operating Officer of the Company. The employment agreement has a five-year term and provides for a base salary of $300,000. Mr. Hill is also entitled to receive a cash bonus of $538,000 no later than the earliest of December 21, 1999, a termination without Cause, resignation for good reason, appointment of a new chief executive officer or ten business days prior to the next meeting of stockholders if there is a proxy contest (whether or not such contest is successful). This cash bonus must be repaid if Mr. Hill's employment is terminated by the Company for cause or if he resigns without good reason (as defined in his employment agreement) prior to June 21, 2000, provided, however, there is no repayment obligation following a change in control or appointment of a new chief executive officer. In the event of termination of Mr. Hill's employment by the Company without cause, Mr. Hill would (i) be entitled to receive the greater of (A) his base salary and the target bonuses for which he would have been eligible until June 21, 2004 or (B) the amount, if any, payable to Mr. Hill pursuant to the Severance Plan, (ii) be entitled to continue participation in the Company's welfare benefit plans until June 21, 2004, or until comparable welfare benefits are available from a subsequent employer, and (iii) become 100% vested with respect to restricted stock and stock options granted pursuant to his employment agreement. In the event of termination of Mr. Hill's employment by Mr. Hill for good reason prior to June 21, 2001, Mr. Hill would be entitled to receive the greater of (i) his base salary and the target bonuses for which he would have been eligible for a period of 24 months following such termination or (ii) the amount, if any, payable to Mr. Hill pursuant to the Severance Plan. In addition, Mr. Hill would become 100% vested with respect to restricted stock and stock options granted pursuant to his employment agreement. Mr. Hill's employment agreement also provides that he will not, while employed and for a period of 24 months after a termination of employment (12 months in the case of a termination by the Company without cause), compete with the Company. However, after a change in control, in the event of either a termination without cause or a resignation for good reason, the covenant not to compete will be void. Upon a change in control, the definitions of cause and good reason in the employment agreement are the same as the definitions of cause and good reason set forth in the Severance Plan. For purposes of the employment agreement, the definition of change in control is the same as the definition of change in control set forth in the Severance Plan.

            As of September 20, 1999, the Company entered into an Employment Agreement with Kevin E. Walsh, pursuant to which Mr. Walsh serves as Executive Vice President and Chief Financial Officer of the Company. The employment agreement has a five-year term and provides for a base salary of $275,000. Mr. Walsh is also eligible to receive an annual cash bonus during the term of the employment agreement at 50% of base salary for achievement of 100% of target goals. In the event of termination of Mr. Walsh's employment by the Company without cause, Mr. Walsh would (i) be entitled to receive the greater of (A) his base salary and the target bonuses for which he would have been eligible for a period of 36 months following such termination or (B) the amount, if any, payable to Mr. Walsh pursuant to the Severance Plan and (ii) be entitled to continued participation in the Company's welfare benefit plans for a period of 36 months following such termination, or until comparable welfare benefits are available from a subsequent employer. In the event of termination of Mr. Walsh's employment by Mr. Walsh for good reason prior to September 20, 2001, Mr. Walsh would be entitled to receive the greater of (i) his base salary and target bonuses for which he would have been eligible for a period of 36 months following such termination or (ii) the amount, if any, payable to Mr. Walsh pursuant to the Severance Plan. Upon a change in control, the definitions of cause and good reason in the employment agreement are the same as the definitions of cause and good reason set forth in the Severance Plan. For purposes of the employment agreement, the definition of change in control is the same as the definition of change in control set forth in the Severance Plan.


          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

INTRODUCTION

            The Compensation and Stock Option Committee (the "Committee") of the Board of Directors is comprised of four non-employee directors. The Committee generally is responsible for the compensation and benefit plans for all employees and is directly accountable for evaluating and approving compensation and benefit plans, and payments and awards under those plans, for the Company's senior executives, including the Chief Executive Officer and the other Named Executive Officers. The Committee represents the stockholders' interests by ensuring an appropriate link exists between the Company's strategic goals, business performance, stockholder returns, and the executive compensation plans.

COMPENSATION PHILOSOPHY

            The Company's compensation philosophy is to provide competitive wages and salaries with the opportunity to earn above-average compensation through performance-based incentives. The Committee believes that incentive compensation provides the best means of motivating and rewarding performance while providing necessary controls on cost. This philosophy is reflected in the Company's use of incentive compensation at virtually every level of the organization, not just in the executive ranks. In the case of production and supervisory employees, weekly incentives may be earned for exceeding base production levels. Executives may earn incentives based on Company or business unit profitability. In fiscal 1999, production and supervisory incentives averaged 27% of total compensation, and executive incentives averaged 12%. These percentages vary from year to year based on performance.

COMPENSATION POLICY

            The Company's executive compensation program is designed to achieve the following objectives:

      1. To attract, retain, motivate, and reward executives who have the skills and experience necessary to conceive and implement a successful business strategy.

      2. To recognize the individual contributions of the executives to stockholder value, as reflected in the profitability of the Company.

      3. To align the interests of the executives with those of the stockholders by linking a significant portion of executive compensation to the value of the Company's Common Stock through the award of stock incentives.

            To accomplish these objectives, the Company has established an executive compensation program consisting of base salary, an annual cash incentive based on Company profitability, and long-term compensation plans which include stock options, stock appreciation rights, restricted stock, and deferred compensation. The Company's policies with respect to each element of the executive compensation program are discussed below.

BASE SALARIES

            To provide competitive base salaries while recognizing individual performance, the Company, with the approval of the Committee, establishes and maintains base salary ranges for salaried personnel. The competitiveness of the salary ranges is reviewed annually with the assistance of an independent consultant and through participation in salary surveys. The surveys used include nationally publicized data from a number of sources, including ECS Top Management Report, Ernst & Young LLP Executive Compensation Report, Towers Perrin Cash Data Bank and The Conference Board Publication. The survey group is comprised of a broad base of manufacturers in many different industries, including the steel industry. Within this framework, executive salaries are determined based on individual performance, level of responsibility, and experience. The salary of the Chief Executive Officer is evaluated by the Committee in consultation with the Board of Directors. Salaries for the other Named Executive Officers are recommended by the Chief Executive Officer and reviewed and approved by the Committee. The salaries of the Named Executive Officers are listed in the Summary Compensation Table.

MANAGEMENT AND SALES INCENTIVE BONUS PLAN

            Effective November 1, 1998, the Company's Management and Sales Incentive Bonus Plan replaced the predecessor Discretionary Bonus Plan. This plan is formula-based and provides participants with an annual bonus award for the achievement of specified business unit and corporation financial goals. The goals for each participant are the applicable pre-tax income targets in the annual business plan. Each eligible position has been assigned a "target" bonus percentage. The target represents a percent of base salary and the bonus is earned only after accomplishing the financial goals for the fiscal year. The changes to the bonus plan were designed to place a greater emphasis on individual and divisional performance and to achieve the financial goals of the Company. Under this plan, the participants have a clearer understanding of what is required to earn a bonus and have incentive to focus their attention on profitability.

            Under the Discretionary Cash Bonus Plan, which was in place prior to November 1, 1998, a portion of the total compensation of the executive officers was at risk with respect to the profitability of the Company. A bonus pool was created if the Company achieved a minimum return on capital as determined by the Committee ("the threshold return"). If the threshold return was achieved, the amount of the bonus pool was 2.5% of pre-tax earnings. The pool may have been higher than 2.5% of pre-tax earnings if return on capital exceeded the threshold return. The amount of the bonus pool was determined according to a formula which corresponded with the Company's actual return on capital for the fiscal year. The plan authorized adjustment of the pre-tax earnings used in this calculation to exclude the effects of interest expense and a portion of pre-operating and startup losses associated with the commencement of new operations. Individual bonuses were determined based on individual performances. The Committee determined that no bonus would be awarded to the Chief Executive Officer based on the performance goals established by the Committee under the Chief Executive Officer Incentive Compensation Plan (discussed below). Awards for all other key management, including the other Executive Officers, were recommended by the Chief Executive Officer and reviewed and approved by the Committee.

            The purpose of the cash bonus plan is to link directly a significant portion of executive compensation to Company profitability. Under the plan, executives and other key employees can earn annual cash incentives based upon Company profitability. The plan is intended to motivate executives to increase profitability and to reward them with respect to the Company's success. In keeping with the Company's compensation philosophy and the incentive plans in which the Company's other employees participate, the cash bonus plan provides executives the opportunity to earn significant bonuses, contingent upon profitable results.

            Bonus awards for fiscal 1999 were paid by September 1, 1999 and represented compensation earned for the fiscal year ended June 30, 1999.

LONG-TERM INCENTIVE PLANS

            The purpose of the Company's long-term incentive plans discussed below is to promote the Company's continued success by providing financial incentives to executives and other key employees to increase the value of the Company, as reflected in the price of its stock. By providing the opportunity to acquire a significant proprietary interest in the Company, the plans align the interests of the executives with those of the stockholders.

            Under the 1990 MIP and the 1997 MIP, each of which were approved by the Board of Directors and the stockholders of the Company, the Committee is authorized to make awards of stock options, stock appreciation rights, restricted stock, and other stock-related incentives. The Committee has the sole authority to select the officers and other key employees to whom awards may be made under these plans. Since the value of stock options and other stock awards is determined by the price of the Company's Common Stock, the Committee believes these awards benefit stockholders by linking a significant portion of executive compensation to the performance of the Company's stock. In addition, these awards enable the Company to attract and retain key employees and provide a competitive compensation opportunity.

            The 1997 MIP was submitted to and approved by the Company's stockholders at the 1997 annual meeting. The 1997 MIP is intended to be a continuation of the Company's incentive compensation program currently provided by the Company's 1990 MIP. The primary purposes for the 1997 MIP were to provide sufficient shares for the grant of future awards to officers and key employees of the Company and to comply with certain of the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order that certain compensation attributable to awards under the Company's management incentive program will qualify as performance-based compensation and therefore not be subject to the limitation on the deductibility of compensation set forth in Section 162(m) of the Code.

            In fiscal 1999, options were granted under the 1990 MIP and the 1997 MIP to five (5) of the Named Executive Officers. During fiscal 1999, no Named Executive Officers exercised stock options.

            The SAP, which was approved by the Board of Directors in August 1995 and by the Company's stockholders in October 1995, provides for the issuance of Restricted Stock in lieu of the payment of cash compensation to officers and other key employees selected to participate in the plan. Under this plan, those employees who are under the age of 62 and who participate currently in the discretionary cash bonus plan must accept Restricted Stock in lieu of 10% of their annual cash bonus. In addition, employees who participate in the cash bonus plan may elect to receive Restricted Stock in lieu of cash of up to a maximum of 50% of their annual cash bonus and up to 20% of their base compensation. Eligible employees who are not participants in the discretionary cash bonus plan may elect to receive Restricted Stock in lieu of cash of up to 10% of their incentive compensation under an incentive compensation plan of the Company and up to 10% of their base compensation. The extent of participation in the SAP by the Named Executive Officers is reported in the Summary Compensation Table.

CHIEF EXECUTIVE OFFICER COMPENSATION

            In determining the compensation of the Chief Executive Officer, the Committee is guided by the Company's compensation philosophy, Company performance, and competitive practices. Robert A. Garvey, the Company's Chairman of the Board and Chief Executive Officer, is employed under the terms of an employment agreement providing for a base salary of $450,000 and certain other benefits. The term of the employment agreement is five years, expiring January 5, 2001. In the event of termination without cause, Mr. Garvey would be entitled to (i) exercise all outstanding options that are then exercisable and that would have become exercisable within one year after termination of employment, and (ii) receive payment of the higher of
(A) $2,250,000 less the amount of base salary paid prior to termination or
(B) the amount, if any, payable to Mr. Garvey pursuant to the Severance Plan. Following any termination of employment, Mr. Garvey is entitled to receive continued medical coverage by the Company until age 65 at which time such Company provided medical coverage would become secondary to Medicare.

THE CHIEF EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN

            The Board of Directors has adopted and the stockholders have approved the Birmingham Steel Corporation Chief Executive Officer Incentive Compensation Plan (the "CEO Plan"). The purpose of the CEO Plan is to provide supplementary annual cash compensation to the Company's Chief Executive Officer in order to motivate and retain the Company's Chief Executive Officer and to assist the Company in reaching its financial and strategic objectives. The CEO Plan is intended to be qualified under
Section 162(m) of the Code, and the regulations promulgated thereunder, and the CEO Plan was submitted to and approved by the stockholders in order to qualify CEO Plan compensation for exclusion from "applicable employee remuneration" as defined in Section 162(m).

            Section 162(m) of the Code provides generally that no deduction will be allowed to a publicly held corporation for "applicable employee remuneration" with respect to a "covered employee" (which includes the chief executive officer of the corporation) to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1 million. The term "applicable employee remuneration" does not include remuneration payable solely on account of the attainment of one or more performance goals, but only if (i) the performance goals are determined by a compensation committee of the board of directors of the taxpayer corporation which is comprised solely of two or more outside directors, (ii) the material terms under which the remuneration is to be paid, including the performance goals, are disclosed to stockholders and approved by a majority vote of the stockholders in a separate stockholder vote before the payment of such remuneration, and (iii) before any payment of such remuneration, the compensation committee certifies that the performance goals and any other material terms were in fact satisfied. Compensation paid pursuant to the CEO Plan is intended to be qualified for the foregoing exemptive treatment.


            Pursuant to the CEO Plan, no later than 75 days after the end of the Company's fiscal year for which an award is granted (the "Plan Year"), the Chief Executive Officer is entitled to receive a cash bonus award ("Award") based upon the accomplishment of specific performance goals established by the committee appointed by the Board of Directors (which shall be the Compensation and Stock Option Committee) (the "Committee") to administer the Plan. Not later than 90 days after the beginning of each Plan Year, the Committee shall establish (i) the performance goals for the Plan Year, (ii) the maximum cash value of the Award to be paid to the participant with respect to the Plan Year if all performance goals and other terms for such Plan Year are satisfied (the "Target Award"), and
(iii) the method for computing the actual cash amount earned for a Plan Year by the participant if and to the extent that such goals are satisfied. The Target Award to be paid to the participant in a Plan Year may not, however, exceed 200% of the participant's total cash compensation for the given Plan Year. The Committee shall establish the objective performance goals based on the following criteria: pre-tax earnings, stock price, return on average capital, selling, general and administrative costs and safety. Based on the level of achievement of the pre-established performance goals, the cash amount earned for a Plan Year by the participant shall be determined by the Committee for the Plan Year. No compensation was paid under the CEO Plan for the fiscal year ended June 30, 1999.


SUMMARY

            The Company's executive compensation program encourages executives to increase profitability and stockholder value. The emphasis on incentive compensation for executives is consistent with the pay-for-performance policy applied throughout the Company. The Committee believes this approach provides competitive compensation and is in the best interests of the stockholders.

                  SUBMITTED BY THE COMPENSATION AND STOCK OPTION
                  COMMITTEE OF THE BOARD OF DIRECTORS:

                  E.  Bradley Jones, Chairman
                  Richard de J. Osborne
                  Alfred C. DeCrane
                  E.  Mandell de Windt



                     STOCKHOLDER RETURN PERFORMANCE GRAPH

            Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's ("S&P") 500 Stock Index and the S&P Steel Industry Group Index for the period of five years commencing on July 1, 1994 and ending on June 30, 1999. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on July 1, 1994, and that all dividends were reinvested.



                              [Performance Graph]





                               1994     1995     1996     1997     1998    1999
                               ----     ----     ----     ----     ----    ----
Birmingham Steel Corporation   $100     $69      $64      $61      $50     $18
S&P 500                        $100     $126     $159     $214     $279    $342
S&P Steel Group                $100     $91      $79      $89      $82     $78



                                AGENDA ITEM TWO
              APPROVAL AND RATIFICATION OF SELECTION OF AUDITORS

            The Board of Directors of the Company has, subject to approval and ratification by the stockholders, selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending June 30, 2000. The Company has been informed that neither Ernst & Young LLP nor any of its partners has any direct or indirect financial interest in the Company or any of its subsidiaries, or has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

            A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

            The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the stockholders entitled to vote on the matter will be required to approve the selection of Ernst & Young LLP as independent auditors.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS ON THE COMPANY'S WHITE PROXY CARD.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

            The Company's Bylaws require that notice of nominations to the Board of Directors proposed by stockholders be received by the Secretary of the Company, along with certain other specified material, at least 60 days prior to the first anniversary of the preceding year's annual meeting of stockholders. Accordingly, notice of proposed nominees to the Board of Directors must be received by the Secretary of the Company no later than October 3, 2000. Any stockholder who wishes to nominate a candidate for election to the Board should obtain a copy of the relevant section of the Bylaws from the Secretary of the Company.

            Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2000 annual meeting must be received by the Secretary of the Company no later than ___________, 2000 in order to be considered for inclusion in the 2000 proxy statement. In order for proposals of shareholders made outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary of the Company no later than ____________, 2000.

                   METHOD AND COST OF PROXY SOLICITATION


            Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, e-mail, the Internet, telephone, facsimile, telegram, in person or otherwise. The Company will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the Company's stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and New York Stock Exchange. In addition, the Company has retained Innisfree to assist in the solicitation of proxies for a fee of $250,000 plus out of pocket expenses. Innisfree will employ approximately 75 people to solicit the Company's stockholders.


            Expenses related to the solicitation of stockholders, in excess of those normally spent for an annual meeting, are expected to aggregate approximately $4,000,000, of which approximately $500,000 has been spent to date. Appendix A sets forth certain information relating to the Company's directors, nominees, officers and other employees of the Company and third parties who will be soliciting proxies on the Company's behalf ("Participants").

                        FORWARD - LOOKING STATEMENTS



            Statements made by the Company in this Proxy Statement that are not strictly historical facts are "forward-looking" statements that are based on current expectations about the markets in which the Company does business and assumptions made by management. Such statements should be considered as subject to risks and uncertainties that exist in the Company's operations and business environment and could render actual outcomes and results materially different than predicted. For a description of some of the factors and uncertainties which could cause actual results to differ, reference is made to the section entitled "Risk Factors That May Affect Future Operating Results" in the Company's Annual Report on Form 10-K for the year ended June 30, 1999.


                                  GENERAL

            The Board of Directors of the Company is not aware of any matters other than the aforementioned matters that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

            The Company will provide to any stockholder of record, without charge, upon written request to its Corporate Secretary, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

            IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON WE URGE
YOU TO EXECUTE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE
REPLY ENVELOPE PROVIDED.


October _, 1999


                              By Order of the Board of Directors,

                              Catherine W.  Pecher
                              --------------------------
                              Catherine W.  Pecher
                              Vice President and Secretary



                                                                    APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF THE COMPANY AND CERTAIN EMPLOYEES OF THE COMPANY AND OTHER PARTICIPANTS WHO MAY ALSO SOLICIT PROXIES

      The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and certain executive officers of the Company and certain employees and other representatives of the Company who may also solicit proxies from stockholders of the Company. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is Birmingham Steel Corporation, Suite 300, 1000 Urban Center Drive, Birmingham, Alabama 35242-2516.

DIRECTORS

      The principal occupations of the Company's directors who are deemed participants in the solicitation are set forth on pages __ and __ of this Proxy Statement. The principal business address of Mr. Robert A. Garvey is that of the Company. The name, business and address of the other director -
 participants' organization of
employment are as follows:


           Name                                   Address
           ----                                   -------
William J. Cabaniss, Jr.                P.O. Box 19925
                                        Birmingham, AL  35219

C. Stephen Clegg                        500 North Western Avenue
                                        Ste. 212
                                        Lake Forest, IL 60045

Alfred C. DeCrane, Jr.                  Two Greenwich Plaza
                                        Suite 300
                                        P.O. Box 1247
                                        Greenwich, CT 06836

E. Mandell de Windt                     Bald Peake Colony Club
                                        Rt. 109
                                        Melvin Village, NH 03850

E. Bradley Jones                        30195 Chagrin Boulevard
                                        Suite 104W
                                        Pepper Pike, OH 44124

Robert D. Kennedy                       39 Old Ridgebury Road
                                        Section J-4
                                        Danbury, CT 06817

Richard de J. Osborne                   180 Maiden Lane
                                        New York, NY  10038

John H. Roberts                         2166 Drury Lane
                                        Northfield, IL  60093




EXECUTIVE OFFICERS AND MANAGEMENT


      The principal occupation of the Company's executive officers and certain other members of management and employees who are deemed participants in the solicitation are set forth below. Except as otherwise specified below, the principal business address of each of such persons is that of the Company.


          Name                               Principal Occupation
          ----                               --------------------
Robert A. Garvey                        Chairman of the Board of Directors &
                                        Chief Executive Officer

Brian F. Hill                           Chief Operating Officer

Kevin E. Walsh                          Executive Vice President - Chief
                                        Financial Officer

Raymond J. Lepp                         Managing Director - Western Region

William R. Lucas, Jr.                   Managing Director - Southern Region

Jack R. Wheeler                         Managing Director - Northern Region

J. Daniel Garrett                       Vice President - Finance & Control

Philip L. Oakes                         Vice President - Human Resources

Catherine W. Pecher                     Vice President - Administration &
                                        Corporate Secretary

W. Joel White                           Vice President - Information Technology

Robert G. Wilson                        Vice President - Business Development

Charles E. Richardson III               General Counsel



CREDIT SUISSE FIRST BOSTON CORPORATION AND BANC OF AMERICA SECURITIES LLC

      Certain employees of Credit Suisse First Boston Corporation ("CSFB") and Banc of America Securities LLC ("BAS"), the Company's financial advisors, may also assist the Company in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with a limited number of institutions, brokers, or other persons who are stockholders of the Company. Neither CSFB nor BAS will receive any separate fee for such solicitation activities. Neither CSFB nor BAS admit that it or any of its directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such Schedule 14A requires the disclosure of certain information concerning CSFB or BAS.

      Information with respect to the employees of CSFB who may assist in the solicitation of proxies is set forth below. None of the individuals named below owns any shares of Company Common Stock or has engaged in any transaction involving Company Common Stock during the past two years. The principal business address of each of the persons listed below is Eleven Madison Avenue, New York, New York 10010.




        Name                            Principal Occupation
        ----                            --------------------
Peter R. Matt                           Managing Director
William C. Sharpstone                   Managing Director
Murari S. Rajan                         Director

      Information with respect to the employees of BAS who may assist in the solicitation of proxies is set forth below. None of the individuals named below owns any shares of Company Common Stock or has engaged in any transaction involving Company Common Stock during the past two years. The principal business address of BAS is Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019; the principal address of each of the persons listed below is c/o Banc of America Securities LLC at the indicated address:


           Name              Principal Occupation              Address
           ----              --------------------              -------
Gidon Y. Cohen              Managing Director       231 South LaSalle Street,
                                                    7th Floor

                                                    Chicago, Illinois  60697
Shawn B. Welch              Managing Director       600 Peachtree Street, NE,
                                                    9th Floor
                                                    Atlanta, Georgia  30308

Sumner T. Farren            Associate               231 South LaSalle Street,
                                                    7th Floor
                                                    Chicago, Illinois  60697

      The Company has retained CSFB and BAS to act as its financial advisors in connection with the Company's consideration, review and implementation of financial and/or strategic alternatives.


      Pursuant to the terms of CSFB's engagement, the Company has agreed to pay CSFB an aggregate financial advisory fee of up to $1.5 million. In the event that CSFB's engagement is terminated prior to December 31, 1999, the Company has agreed to pay CSFB an aggregate financial advisory fee of no less than (i) $1.5 million if the current directors and/or nominees selected by a majority of the current directors cease to constitute a majority of the Company's Board of Directors or (ii) an amount to be mutually agreed upon by the Company and CSFB if a majority change in the Company's Board of Directors described in clause (i) above has not occurred. In the event that CSFB's engagement is terminated after December 31, 1999, the Company has agreed to pay CSFB an amount to be agreed upon between the Company and CSFB. In the case of an acquisition or sale of the Company or a substantial amount of its assets, the Company has agreed to pay CSFB a transaction fee equal to between 0.70% and 1.25% of the aggregate consideration, including liabilities assumed, payable in the transaction. Any financial advisory fee paid to CSFB will, to the extent previously paid, be credited against the transaction fee payable to CSFB. The Company also has agreed to reimburse CSFB for CSFB's out-of-pocket expenses, including fees and expenses of CSFB's legal counsel, if any, and any other advisor retained by CSFB, resulting from or arising out of its engagement and to indemnify CSFB and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement.


      In addition, CSFB and its affiliates have, in the past, provided financial services to the Company for which services CSFB and its affiliates have received customary compensation.

      Pursuant to the terms of BAS's engagement, the Company has paid, or agreed to pay, the following fees: (i) BAS has received a retention fee in an amount equal to $200,000; (ii) a fee equal to $1 million will be payable in the event that, among other things, an offer or proposal to acquire the Company, including without limitation, the commencement of a tender offer or proxy contest (an "Acquisition Attempt") is withdrawn or does not result within nine months from the first public disclosure of such Acquisition Attempt in any of: an acquisition of 50% or more of the Company's voting securities by any person; a change in a majority of the members of the Board of Directors of the Company; or the replacement of the Company's present Chief Executive Officer; and (iii) a fee equal to $1 million payable if, during the period of BAS's engagement or within 2 years thereafter, one or a series of transactions is consummated whereby, directly or indirectly, all or a substantial portion of a business, the assets (or the right to all or any substantial portion of the revenues or income) or the voting securities of the Company are transferred to, acquired by or combined with any person, provided that in no event will a payment be made under both clause (ii) and this clause (iii). In the event the Company effects a recapitalization or other transaction or distribution with respect to its capital stock, an additional fee is to be mutually agreed upon by BAS and the Company.

      BAS has also been engaged by the Company in connection with the possible amendment of the terms of outstanding debt securities of the Company, in which capacity it has received and will receive customary compensation. BAS has provided certain investment banking services to the Company from time to time for which BAS has received customary compensation. Pursuant to these engagements of BAS, the Company has also agreed to reimburse BAS for certain reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel) and to indemnify BAS and certain related parties from and against certain liabilities , including liabilities under the federal securities laws, arising out of its engagement.

      Bank of America, N.A., an affiliate of BAS, is the Administrative Agent and lender under a Credit Agreement with the Company dated as of March 17, 1997, as amended, and in such capacities has received and will receive customary compensation.

      CSFB and BAS each engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their businesses, CSFB and BAS may trade securities of the Company for their own account and the account of their respective customers and, accordingly, may at any time hold a long or short position in such securities. As of September 3, 1999, CSFB had a net long position of 14,200 shares of Company Common Stock and as of September 8, 1999, BAS held a net long position of 264,224 shares of Company Common Stock.

INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

      None of the participants owns any of the Company's securities of record but not beneficially. The number of shares of Common Stock held by directors and the named executive officers is set forth on pages __ and __ of this Proxy Statement. The number of shares of Common Stock held by the other participants is set forth below:



       Name                                        Share Ownership
       ----                                        ---------------
Raymond J. Lepp                                         28,328
J. Daniel Garrett                                       22,733
Philip L. Oakes                                         20,189
Catherine W. Pecher                                     29,450
W. Joel White                                           35,985
Charles E. Richardson III                                2,793

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS


      The following table sets forth purchases and sales of the Company's equity securities by the participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.


                                     NUMBER OF
                                     SHARES OF
                                  COMMON STOCK
                                     PURCHASED
NAME                                 (OR SOLD)       FOOTNOTE            DATE
-------------------------------- ------------- - ------------ ---------------

DIRECTORS
---------
William J. Cabaniss, Jr.                 1,500            (9)        10/14/97
                                         1,500            (1)        10/14/97
                                         28.73            (8)        11/04/97
                                         28.47            (8)        02/03/98
                                         30.94            (8)        05/05/98
                                         84.82            (8)        08/25/98
                                         1,500            (9)        10/13/98
                                         1,500            (1)        10/13/98
                                         47.15            (8)        11/04/98
                                         54.16            (8)        02/08/99
                                         37.02            (8)        05/10/99
                                         30.38            (8)        08/09/99

C. Stephen Clegg                         1,500            (9)        10/14/97
                                         1,500            (1)        10/14/97
                                         1,500            (9)        10/13/98
                                         1,500            (1)        10/13/98

Alfred C. DeCrane, Jr.                   2,000            (4)        08/25/98
                                         1,500            (9)        10/13/98
                                         1,500            (1)        10/13/98
                                          5.17            (8)        11/03/98
                                          8.60            (8)        02/08/98
                                         5.878            (8)        05/10/99

E. Mandell de Windt                      1,500            (9)        10/14/97
                                         1,500            (1)        10/14/97
                                         1,500            (9)        10/13/98
                                         1,500            (1)        10/13/98

E. Bradley Jones                         1,500            (9)        10/14/97
                                         1,500            (1)        10/14/97
                                         1,500            (9)        10/13/98
                                         1,500            (1)        10/13/98


Robert D. Kennedy                        1,500            (9)        10/14/97


Richard de J. Osborne                    1,000            (4)        08/04/98
                                         1,000            (4)        09/01/98
                                         1,500            (1)        10/13/98
                                         1,500            (9)        10/13/98

John H. Roberts                           None


OFFICERS
--------
Robert A. Garvey                           567            (7)        10/31/97
                                           617            (7)        11/30/97
                                           599            (7)        12/31/97
                                           944            (3)        12/31/97
                                           854            (7)        01/31/98
                                           537            (7)        02/28/98
                                           577            (7)        03/31/98
                                           589            (7)        04/30/98
                                           674            (7)        05/31/98
                                           763            (7)        06/30/98
                                         1,356            (7)        07/31/98
                                         1,373            (7)        08/31/98
                                         1,188            (7)        09/30/98
                                         1,820            (7)        10/31/98
                                         1,935            (7)        11/30/98
                                        75,000            (1)        08/10/98
                                         3,053            (3)        12/31/98
                                         3,380            (7)        12/31/98
                                       100,000            (1)        01/18/99
                                         2,126            (7)        01/31/99
                                         2,287            (7)        02/28/99
                                         2,396            (7)        03/31/99
                                         1,540            (7)        04/30/99
                                         1,841            (7)        05/28/99
                                         2,288            (7)        06/30/99


Brian F. Hill                            8,000            (6)        06/21/99
                                       100,000            (1)        06/21/99

Kevin E. Walsh                           8,000            (6)        08/10/98
                                        50,000            (1)        08/10/98
                                           204            (7)        08/31/98
                                           172            (7)        09/30/98
                                           256            (7)        10/31/98
                                           273            (7)        11/30/98
                                           476            (7)        12/31/98
                                        60,000            (1)        01/18/99


Raymond J. Lepp                          3,117            (6)        08/10/98
                                         4,000            (1)        08/10/98
                                           277            (7)        08/10/98
                                           313            (3)        12/31/98
                                        40,000            (1)        01/18/99

William R. Lucas, Jr.                      948            (3)        12/31/97
                                             1            (7)        06/30/98
                                         4,675            (6)        08/10/98
                                        12,000            (1)        08/10/98
                                           415            (7)        08/10/98
                                           255            (3)        12/31/98
                                        60,000            (1)        01/18/99

Jack R. Wheeler                              1            (7)        06/30/98
                                         2,805            (6)        08/10/98
                                        10,000            (1)        08/10/98
                                           249            (7)        08/10/98
                                             1            (7)        10/31/98
                                            84            (3)        12/31/98
                                        60,000            (1)        01/18/99

J. Daniel Garrett                        1,558            (6)        08/10/98
                                         3,000            (1)        08/10/98
                                           138            (7)        08/10/98
                                            84            (3)        12/31/98
                                        25,000            (1)        01/18/99

Philip L. Oakes                          1,558            (6)        08/10/98
                                         3,000            (1)        08/10/98
                                           138            (7)        08/10/98
                                            84            (3)        12/31/98
                                        25,000            (1)        01/18/99

Catherine W. Pecher                      1,247            (6)        08/10/98
                                         2,000            (1)        08/10/98
                                           110            (7)        08/10/98
                                         2,000            (4)        10/00/98
                                            84            (3)        12/31/98
                                        25,000            (1)        01/18/99

W. Joel White                               79            (7)        10/31/97
                                            86            (7)        11/30/97
                                            83            (7)        12/31/97
                                           119            (7)        01/31/98
                                            75            (7)        02/28/98
                                            80            (7)        03/31/98
                                            83            (7)        04/30/98
                                            94            (7)        05/31/98
                                           106            (7)        06/30/98
                                           378            (7)        07/31/98
                                            88            (7)        08/10/98
                                           499            (6)        08/10/98
                                         2,000            (1)        08/10/98
                                           382            (7)        08/31/98
                                           332            (7)        09/30/98
                                           507            (7)        10/31/98
                                           539            (7)        11/30/98
                                         7,568            (3)        12/31/98
                                           943            (7)        01/18/99
                                        25,000            (1)        01/31/99
                                           445            (7)        02/28/99
                                           478            (7)        03/31/99
                                           522            (7)        04/30/99
                                           349            (7)        05/28/99
                                           417            (7)        06/30/99
                                           519            (7)        06/30/99

Robert G. Wilson                           526            (3)        12/31/97
                                        16,500            (2)        05/01/98
                                        16,500            (5)        05/01/98
                                           935            (6)        08/10/98
                                         2,000            (1)        08/10/98
                                            83            (7)        08/10/98
                                         1,036            (3)        12/31/98


Charles E. Richardson III                  208            (6)        08/10/98
                                         3,000            (1)        08/10/98
                                            84            (3)        12/31/98
                                         1,000            (4)        05/19/99


FOOTNOTES:
(1)   Stock option award.
(2)   Acquisition pursuant to the exercise of stock options.
(3)   Purchased through the Company's 401(k) plan.
(4)   Open market purchase.
(5)   Open market sale.
(6)   Award of restricted shares pursuant to the 1990 or 1997 MIP.
(7)   Award of restricted shares pursuant to the SAP.
(8)   Dividend reinvestment.
(9)   Award of restricted shares pursuant to the Director Compensation
      Plan.


MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

      Except as described in this Appendix A or in the Proxy Statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer and director. Furthermore, except as described in this Appendix A or in the Proxy Statement, no Participant Affiliate is either a party to any transaction or series of transactions since July 1, 1998, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

      Except for the employment agreements described in the Proxy Statement, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or in the Proxy Statement, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to the Company's securities.



         PRELIMINARY PROXY MATERIAL - SUBJECT TO COMPLETION

                          BIRMINGHAM STEEL
                             CORPORATION


      This Proxy is solicited on behalf of the Board of Directors (i) for use at the 1999 Annual Meeting of Stockholders to be held on December 2, 1999 and (ii) to revoke any proxies furnished to The United Group in connection with its solicitation to remove the entire Board of Directors of Birmingham Steel Corporation (the "Company") without cause through a consent process. The undersigned hereby appoints Robert A. Garvey and Catherine W. Pecher, and each of them, attorneys and proxies with full power of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting of Stockholders of Birmingham Steel Corporation to be held on Thursday, December 2, 1999 at 10:00 a.m. local time at The Peabody Orlando Hotel, 9801 International Drive, Orlando, Florida, and at any adjournment or postponement thereof, according to the number of votes that the undersigned would be entitled to cast if personally present. Unless indicated to the contrary, the undersigned hereby revokes any and all proxies which the undersigned may have given to The United Group in its solicitation to remove the entire Board of Directors of the Company without cause through a consent process.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.


      (1) To elect the following nominees as directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified: Robert A. Garvey; E. Mandell de Windt; C. Stephen Clegg; E. Bradley Jones; Robert D. Kennedy; William J. Cabaniss, Jr.; John H. Roberts; Richard de J. Osborne; and Alfred C.
DeCrane, Jr.

      ( ) FOR all nominees listed above (except as indicated to the contrary below)
------------------------------------------------------------------------------
      ( ) WITHHOLD AUTHORITY

      (2) To approve and ratify the selection of Ernst & Young LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending June 30, 2000.

      ( ) FOR  ( ) AGAINST  ( ) ABSTAIN


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO "REVOKE" ON
PROPOSAL 3.

      (3) To revoke any and all prior proxies to remove the entire Board of Directors without cause through a consent process.

      ( ) REVOKE  ( ) WITHHOLD AUTHORITY TO REVOKE

      (4) To consider and take action upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR ALL NOMINEES REFERRED TO IN PROPOSAL (1) AND FOR THE PROPOSAL REFERRED TO IN PROPOSAL (2), AND WILL CONSTITUTE A REVOCATION IN CONNECTION WITH PROPOSAL 3.


The undersigned revokes any prior proxies with respect to the shares covered by this Proxy.



-----------------------------
Signature


-----------------------------
Signature

Date:                  , 1999



(This Proxy should be dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.